Exhibit 1
The Stock Exchange of Hong Kong Limited and the New York Stock Exchange take no responsibility for the contents of this Announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this Announcement.

CHINA UNICOM LIMITED (Stock Code: 0762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)
ANNOUNCEMENT
(1) PROPOSED DISPOSAL OF THE CDMA BUSINESS BY UNICOM TO TELECOM
(2) PROPOSED MAJOR TRANSACTION
(3) POSSIBLE CONNECTED TRANSACTION
AND
(4) RESUMPTION OF TRADING
Financial Adviser
to China Unicom Limited and China United Telecommunications Corporation

Lehman Brothers Asia Limited
1.	PROPOSED DISPOSAL OF THE CDMA BUSINESS BY UNICOM TO TELECOM
The board of directors of Unicom is pleased to announce that on 2 June 2008, Unicom, CUCL and Telecom entered into the CDMA Business Framework Agreement, which sets out the terms and conditions on which Unicom, CUCL and Telecom will proceed with the CDMA Business Disposal whereby CUCL will sell, and Telecom will purchase, the CDMA Business.
The board of directors of Unicom refers to (1) the Announcement on Deepening the Reform of the Structure of the Telecommunications Sector dated 24 May 2008 jointly issued by the Ministry of Industry and Information, the National Development and Reform Commission and the Ministry of Finance of the PRC, which states, among other things, that the PRC government will deepen the reform of the structure of the telecommunications sector, and encourage the formation of three market competitors where each has nationwide network resources, relatively comparable strength and scale, as well as full service operation capabilities, that the allocation of telecommunications resources will be further optimized and the competition structure will be improved, and that three 3G licences will be granted once the contemplated restructuring is completed, and (2) the announcement issued by Unicom on 25 May 2008.

The consideration for the CDMA Business Disposal is RMB43.8 billion (approximately HK$49.2 billion). The first instalment, being 70% of the consideration for the CDMA Business Disposal, is payable in cash on the Completion Date. The second instalment payment, being 20% of the consideration for the CDMA Business Disposal, is payable in cash within 3 days after the Delivery Date. The final instalment, being the remaining 10% of the consideration for the CDMA Business Disposal, is payable in cash before the Final Date.
The conditions on which Unicom, CUCL and Telecom will proceed with the CDMA Business Disposal (the “CDMA Business Conditions”) are as follows:
(a)	the CDMA Business Disposal having been approved by Unicom A Share Company, and the Option Waiver and Lease Termination Agreement having been approved by the independent shareholders of Unicom A Share Company;

(b)	the CDMA Business Disposal having been approved by the Unicom Shareholders, and the Transfer Agreement having been approved by the Independent Unicom Shareholders;

(c)	the Telecom CDMA Lease having been approved by the Independent Telecom Shareholders;

(d)	the changes of the business scope and amendment to the articles of association of Telecom having been approved by Telecom Shareholders;

(e)	there being no material adverse change to the operation of the CDMA Business;

(f)	completion of the CDMA Network Disposal having occurred on the same date as the Completion Date of the CDMA Business Disposal;

(g)	all necessary procedures required by applicable laws and binding agreements or documents of CUCL having been performed in accordance with the completion plan;

(h)	all Authorisations in connection with the CDMA Business Disposal and the CDMA Network Disposal having been obtained from the relevant governmental and regulatory authorities in the PRC and any other relevant jurisdiction, which shall include but not limit to, the approval of the Ministry of Industry and Information for Telecom Group to licence to Telecom to operate mobile telecommunications business and to use the relevant telecommunications resources such as CDMA bandwidth and network numbers, and such Authorisations remaining in full force and effect without modification; and

(i)	Detailed Transaction Agreements for the CDMA Business Disposal having been entered into by the respective parties thereto.

Each of Unicom, CUCL and Telecom shall use its respective reasonable endeavours to procure the satisfaction of the CDMA Business Conditions as soon as practicable before 30 September 2008. If the CDMA Business Conditions are not satisfied or waived on or before 31 December 2008 (or such other date as Unicom, CUCL and Telecom may agree), the CDMA Business Framework Agreement will automatically terminate (other than certain provisions which shall survive after the termination of the CDMA Business Framework Agreement).
Once the CDMA Business Conditions are satisfied or waived (other than (a), (b) and (h) which can not be waived by Unicom, and (c), (d) and (h) which can not be waived by Telecom), completion of the CDMA Business Disposal will take place on the Completion Date. Unicom, CUCL and Telecom will procure that the Delivery Date take place within 60 days after the Completion Date.
A further announcement will be made by Unicom when the Detailed Transaction Agreements have been entered into by the respective parties thereto and when the CDMA Business Conditions have been satisfied or waived.
2.	PROPOSED DISPOSAL OF THE CDMA NETWORK BY UNICOM GROUP TO TELECOM GROUP
Unicom has also been notified by Unicom Group that, on 2 June 2008, Unicom Group, Unicom New Horizon and Telecom Group entered into the CDMA Network Framework Agreement, which sets out the terms and conditions on which Unicom Group, Unicom New Horizon and Telecom Group will proceed with the CDMA Network Disposal whereby, subject to certain conditions, Unicom Group and Unicom New Horizon will sell, and Telecom Group will purchase, the CDMA Network at a consideration of RMB66.2 billion (approximately HK$74.4 billion).
Completion of the CDMA Network Disposal is expected to occur on the same date as the Completion Date of the CDMA Business Disposal.
3.	RELEVANT POSSIBLE TRANSACTIONS
In connection with the CDMA Business Disposal, it is expected that the following relevant possible transactions will also be entered into.
(a)	Possible Waiver of the CDMA Network Purchase Option and Termination of the Unicom CDMA Lease by CUCL
Under the Unicom CDMA Lease:
(i)	Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, has granted to CUCL, a wholly-owned subsidiary of Unicom, the CDMA Network Purchase Option whereby CUCL has an option to purchase the CDMA Network at any time before 31 December 2008; and

(ii)	CUCL has agreed to lease Capacity on the CDMA Network from Unicom New Horizon until 31 December 2008.
One of the Detailed Transaction Agreements which is expected to be entered into is the Option Waiver and Lease Termination Agreement between Unicom Group, Unicom New Horizon and Unicom A Share Company pursuant to which Unicom A Share Company will waive or procure CUCL to waive the right to exercise the CDMA Network Purchase Option and the parties will agree to terminate or procure the termination of the Unicom CDMA Lease. It is also expected that a Transfer Agreement will be entered into between Unicom A Share Company and CUCL pursuant to which Unicom A Share Company will agree to transfer all of its rights and obligations under the Option Waiver and Lease Termination Agreement to CUCL. The Transfer Agreement will also be a Detailed Transaction Agreement.
The Transfer Agreement, if entered into, will constitute a connected transaction for Unicom, which will require the approval of the Independent Unicom Shareholders, and Unicom will carry out such connected transaction using the 2-Step Approach.
(b)	Possible Lease of Capacity on the CDMA Network by Telecom from Telecom Group
It is expected that, at or around the same time when the CDMA Business Disposal Agreement and CDMA Network Disposal Agreement are entered into, Telecom and Telecom Group will enter into the Telecom CDMA Lease pursuant to which Telecom will lease Capacity on the CDMA Network from Telecom Group.
4.	HONG KONG LISTING RULES IMPLICATIONS FOR UNICOM
The CDMA Business Disposal is expected to constitute a possible major transaction for Unicom under Chapter 14 of the Hong Kong Listing Rules and will be subject to the approval of the Unicom Shareholders.
The possible Transfer Agreement pursuant to which CUCL, a wholly-owned subsidiary of Unicom, will assume all of the rights and obligations of Unicom A Share Company under the Option Waiver and Lease Termination Agreement relating to the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease will constitute a possible connected transaction for Unicom and will be subject to the reporting, announcement and independent shareholders’ approval requirements under Chapter 14A of the Hong Kong Listing Rules.
A circular containing, amongst others, details of the terms of the CDMA Business Disposal, the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease, the letters of advice from the independent board committee of Unicom and the independent financial adviser and the notice of an extraordinary general meeting of Unicom to approve the CDMA Business Disposal, the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease will be despatched to the Unicom Shareholders as soon as practicable after the Detailed Transaction Agreements are entered into.

5.	SUSPENSION AND RESUMPTION OF TRADING
At the request of Unicom, trading in the Unicom Shares on the Hong Kong Stock Exchange was suspended from 12:26 p.m. on 23 May 2008 (Hong Kong time) and trading in the Unicom ADSs on the New York Stock Exchange was suspended from 9:30 a.m. on 23 May 2008 (New York time). An application has been made by Unicom to the Hong Kong Stock Exchange for the resumption of trading in Unicom Shares from 9:30 a.m. on 3 June 2008 (Hong Kong time). It is expected that trading in Unicom ADSs on the New York Stock Exchange will resume on either 2 June 2008 or 3 June 2008.
WARNING: As there are conditions to be satisfied before Unicom and Telecom will proceed with the CDMA Business Disposal, the issue of this Announcement should not be regarded in any way as implying that Unicom and Telecom will proceed with the CDMA Business Disposal. Therefore, holders of Unicom Shares, Unicom ADSs and investors generally should exercise caution when dealing in the Unicom Shares or Unicom ADSs.
1.	PROPOSED DISPOSAL OF THE CDMA BUSINESS BY UNICOM TO TELECOM
(a)	The CDMA Business Disposal
The board of directors of Unicom is pleased to announce that on 2 June 2008, Unicom, CUCL and Telecom entered into the CDMA Business Framework Agreement, which sets out the terms and conditions on which Unicom, CUCL and Telecom will proceed with the CDMA Business Disposal whereby CUCL will sell, and Telecom will purchase, the CDMA Business. As the CDMA Business Framework Agreement is legally binding upon the parties thereto and constitutes a major transaction of Unicom, it will give rise to notification and announcement obligations for Unicom under Rule 14.34 of the Hong Kong Listing Rules.
The board of directors of Unicom refers to (1) the Announcement on Deepening the Reform of the Structure of the Telecommunications Sector dated 24 May 2008 jointly issued by the Ministry of Industry and Information, the National Development and Reform Commission and the Ministry of Finance of the PRC which states that, among other things, the PRC government will deepen the reform of the structure of the telecommunications sector, and encourage the formation of three market competitors where each has nationwide network resources, relatively comparable strength and scale, as well as full service operation capabilities, that the allocation of telecommunications resources will be further optimized and the competition structure will be improved and three 3G licences will be granted once the contemplated restructuring is completed, and (2) the announcement issued by Unicom on 25 May 2008.
In connection with the CDMA Business Disposal, certain relevant possible transactions are also expected to be entered into as further described in the section headed “Relevant Possible Transactions” below.

(b)	Consideration
The consideration for the CDMA Business Disposal is RMB43.8 billion (approximately HK$49.2 billion). The first instalment, being 70% of the consideration for the CDMA Business Disposal, is payable in cash on the Completion Date. The second instalment payment, being 20% of the consideration for the CDMA Business Disposal, is payable in cash within 3 days after the Delivery Date. The final instalment, being the remaining 10% of the consideration for the CDMA Business Disposal, is payable in cash before the Final Date.
The consideration for the CDMA Business Disposal was reached through arm’s length negotiations and determined after taking into account various relevant industry and market factors as well as the specific characteristics of the business and assets of the CDMA Business being disposed, including the operating capabilities and operating potential of the CDMA Business, their growth prospects, earnings potential, competitive advantages in their respective markets and their prospective profit contributions to Telecom, as well as by reference to other financial and operational factors.
The consideration for the CDMA Business Disposal will be adjusted in accordance with the following mechanism:
Adjusted consideration equals consideration for the CDMA Business Disposal as agreed in the CDMA Business Framework Agreement multiplied by “A”, where:
R1 represents the CDMA Service Revenue for the six months ended 30 June 2008 to be disclosed in the 2008 Interim Report of Unicom
R2 represents the CDMA Service Revenue for the six months ended 30 June 2007 disclosed in the 2007 Interim Report of Unicom provided that:
If (R1/R2 + 0.02) > or = 1, then A = 1; and
If (R1/R2 + 0.02) < 1, then A = (R1/R2 + 0.02).
(c)	Conditions
The CDMA Business Conditions on which Unicom, CUCL and Telecom will proceed with the CDMA Business Disposal are as follows:
(a)	the CDMA Business Disposal having been approved by Unicom A Share Company, and the Option Waiver and Lease Termination Agreement having been approved by the independent shareholders of Unicom A Share Company;

(b)	the CDMA Business Disposal having been approved by the Unicom Shareholders, and the Transfer Agreement having been approved by the Independent Unicom Shareholder

(c)	the Telecom CDMA Lease having been approved by the Independent Telecom Shareholders;

(d)	the changes of the business scope and amendment to the articles of association of Telecom having been approved by Telecom Shareholders;

(e)	there being no material adverse change to the operation of the CDMA Business;

(f)	the completion of the CDMA Network Disposal having occurred on the same date as the Completion Date of the CDMA Business Disposal;

(g)	all necessary procedures required by applicable laws and binding agreements or documents of CUCL having been performed in accordance with the completion plan;

(h)	all Authorisations in connection with the CDMA Business Disposal and the CDMA Network Disposal having been obtained from the relevant governmental and regulatory authorities in the PRC and any other relevant jurisdiction, which shall include but not limit to, the approval of the Ministry of Industry and Information for Telecom Group to licence to Telecom to operate mobile telecommunications business and to use the relevant telecommunications resources such as CDMA bandwidth and network numbers, and such Authorisations remaining in full force and effect without modification; and

(i)	Detailed Transaction Agreements for the CDMA Business Disposal having been entered into by the respective parties thereto.
Each of Unicom, CUCL and Telecom shall use its respective reasonable endeavours to procure the satisfaction of the CDMA Business Conditions as soon as practicable before 30 September 2008. If the CDMA Business Conditions are not satisfied or waived on or before 31 December 2008 (or such other date as Unicom, CUCL and Telecom may agree), the CDMA Business Framework Agreement will automatically terminate (other than certain provisions which shall survive after the termination of the CDMA Business Framework Agreement).
Once the CDMA Business Conditions are satisfied or waived (other than (a), (b) and (h) which cannot be waived by Unicom, and (c), (d) and (h) which cannot be waived by Telecom), completion of the CDMA Business Disposal will take place on the Completion Date. Unicom, CUCL and Telecom will procure the Delivery Date to take place within 60 days after the Completion Date.

(d)	Other Key Terms of the CDMA Business Framework Agreement
(1)	Employees
The total number of employees to be transferred from CUCL to Telecom (the “Transferred Employees”) will be a percentage of contracted employees of CUCL as at 31 December 2007 based on the proportion of the CDMA Service Revenue for 2007 to the total service revenue of Unicom for the same period. A specific plan on the transfer arrangement of Transferred Employees will be determined by Unicom, CUCL and Telecom through consultation and an agreement will be entered into between the parties on these aspects.
The services provided by the Seconded Employees to Telecom will be determined by CUCL and Telecom in a separate agreement based on the necessity of Telecom’s operation of the CDMA Business and existing services provided by the Seconded Employees to CUCL.
(2)	Representations and Warranties
(i)	CUCL represents and warrants that, except for any written disclosure contained in the transaction agreements or provisions in relevant financial statements:
•	it has the relevant licence or authorization to operate the CDMA Business (including basic communications and value-added business);
•	the transfer of the CDMA Business is not in breach of any applicable laws and regulations, its constitutive documents or any contract entered into with any third party; and
•	it legally owns the CDMA Business free of any charge or encumbrances or limitation of rights (including but not limited to reservation of rights, security rights and other third party rights).
(ii)	CUCL will make detailed representations and warranties to Telecom on the status (including but not limited to business, technology, finance, law, and other aspects) of the CDMA Business and the validity of its sale of the CDMA Business in the CDMA Business Disposal Agreement in accordance with market practice on terms mutually agreed by CUCL and Telecom.
(iii)	Unicom warrants the accuracy of the representations and warranties made by CUCL.
(iv)	Telecom represents and warrants that it has such financial resources as necessary for payment of the consideration for the CDMA Business Disposal.
(v)	Telecom will make detailed representations and warranties to Unicom and CUCL for the validity of its purchase of the CDMA Business in the CDMA Business Disposal Agreement in accordance with market practice on terms mutually agreed by CUCL and Telecom.

(3)	Undertakings
With regard to the CDMA Business, without the consent of Telecom (except as approved or recognized by the Joint Working Committee), CUCL (together with Unicom) undertakes that before the Completion Date:
(i)	it will not make any material change to the usual operation policies of the CDMA Business (including but not limited to practice and policies relating to operation, marketing and pricing);
(ii)	it will not make any material change to its usual financial policy of the CDMA Business;
(iii)	it will actively protect the subscriber base of the CDMA Business, and will expand the subscriber base with its usual sales practice;
(iv)	it will ensure that the normal operation of the CDMA Business is maintained, and will ensure that services meeting the usual standards will be provided to the subscribers of the CDMA Business;
(v)	it will not enter into any contract involving the CDMA Business with a value in excess of RMB20 million, or making any investment in or disposal of the relevant assets and liabilities in connection with the CDMA Business for an amount exceeding RMB20 million;
(vi)	it will not make any substantial adjustments to its labour relationship with, or the positions and compensation for, any of its employees working for the CDMA Business or Transferred Employees, and will not, at the Completion Date, have any liability for outstanding employee benefits; and
(vii)	CUCL will actively cooperate with Telecom to complete the due diligence investigations, accounts verification, and stock-taking of assets.
(4)	Completion Date
The date of payment for the first instalment of the consideration for the CDMA Business Disposal will be the Completion Date. On the Completion Date, the CDMA Business will be deemed as legally owned by Telecom. Unless Unicom, CUCL and Telecom otherwise agree, any obligations and liabilities arising from the operation and management of the CDMA Business before the Completion Date shall be borne by CUCL; from the Completion Date, any obligations or liabilities arising from the operation and management of the CDMA Business shall be borne by Telecom. Further details of the completion arrangement will be provided in the CDMA Business Disposal Agreement as CUCL and Telecom may agree.

(5)	Post-Completion Date Arrangement
After the Completion Date, CUCL and Telecom will each own certain assets commonly used by CDMA and GSM networks. In order to ensure that the CDMA and GSM networks are operated normally and that the services to subscribers will not be affected after the CDMA Business Disposal, CUCL and Telecom shall, on the principle of reciprocity, provide each other with such operation conditions and service protection as necessary, including a reciprocal use of the IT system and the value-added service platform until the Final Date.
(6)	Joint Working Committee (the “Joint Working Committee”)
Within 4 business days after the signing of the CDMA Business Framework Agreement, the relevant parties will establish a Joint Working Committee as soon as possible. The duty of the Joint Working Committee is to ensure the smooth operation and transfer of the CDMA Business by the Final Date.
(7)	Next Steps
Prior to the signing of the CDMA Business Disposal Agreement, CUCL and Telecom will jointly commence identifying the detailed items of the CDMA Business, due diligence investigation, accounts verification, stock-taking of assets and other follow-up work, so as to commence the confirmation of the relevant list (of assets, liabilities, personnel and material contracts) as soon as possible, and shall complete the same before the CDMA Business Disposal Agreement is entered into or before such other date as agreed between the CUCL and Telecom. CUCL and Telecom specially confirm that, in order to stabilize the staff and to facilitate management, they shall determine as soon as possible the list of Transferred Employees.
(8)	Others
Unicom, CUCL and Telecom shall discuss and agree in the CDMA Business Disposal Agreement whether China Unicom (Macau) Company Limited and Unicom Huasheng Telecommunications Technology Company Limited will form part of the CDMA Business.
A further announcement will be made by Unicom when the Detailed Transaction Agreements have been entered into by the respective parties thereto and when the CDMA Business Conditions have been satisfied or waived.

2.	PROPOSED DISPOSAL OF THE CDMA NETWORK BY UNICOM GROUP TO TELECOM GROUP
Unicom has also been notified by Unicom Group that, on 2 June 2008, Unicom Group, Unicom New Horizon and Telecom Group entered into the CDMA Network Framework Agreement, which sets out the terms and conditions on which Unicom Group, Unicom New Horizon and Telecom Group will proceed with the CDMA Network Disposal whereby, subject to certain conditions, Unicom Group and Unicom New Horizon will sell, and Telecom Group will purchase, the CDMA Network at a consideration of RMB66.2 billion (approximately HK$74.4 billion).
Completion of the CDMA Network Disposal is expected to occur on the same date as the Completion Date of the CDMA Business Disposal.
3.	RELEVANT POSSIBLE TRANSACTIONS
In connection with the CDMA Business Disposal, it is expected that the following relevant possible transactions will also be entered into by the respective parties thereto.
(a)	Possible Waiver of the CDMA Network Purchase Option and Termination of the Unicom CDMA Lease by CUCL
Unicom CDMA Lease
Under the Unicom CDMA Lease:
(i)	Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, has granted to CUCL, a wholly-owned subsidiary of Unicom, the CDMA Network Purchase Option whereby CUCL has an option to purchase the CDMA Network at any time before 31 December 2008; and

(ii)	CUCL has agreed to lease Capacity on the CDMA Network from Unicom New Horizon until 31 December 2008.
Details of the Unicom CDMA Lease and the CDMA Network Purchase Option were set out in Unicom’s announcement and circular dated 26 October 2006 and 10 November 2006, respectively. One of the Detailed Transaction Agreements which is expected to be entered into is the Option Waiver and Lease Termination Agreement between Unicom Group, Unicom New Horizon and Unicom A Share Company pursuant to which Unicom A Share Company will waive or procure CUCL to waive the right to exercise the CDMA Network Purchase Option and the parties will agree to terminate or procure the termination of the Unicom CDMA Lease. It is also expected that a Transfer Agreement will be entered into between Unicom A Share Company and CUCL pursuant to which Unicom A Share Company will agree to transfer all of its rights and obligations under the Option Waiver and Lease Termination Agreement to CUCL. The Transfer Agreement will also be a Detailed Transaction Agreement.

The Transfer Agreement, if entered into, will constitute a connected transaction for Unicom, which will require the approval of the Independent Unicom Shareholders, and Unicom will carry out such connected transaction using the 2-Step Approach as described below.
Details of the 2-Step Approach
Under the 2-Step Approach, a relevant connected transaction will be structured to consist of an initial agreement and a further agreement as follows:
(i)	the entering into of an initial agreement (the “Initial Agreement”) in connection with the relevant connected transaction between Unicom Group or its subsidiaries (not including Unicom A Share Company or any of its subsidiaries) and Unicom A Share Company. The Initial Agreement will constitute a connected transaction of Unicom A Share Company but not of Unicom. The Initial Agreement will contain the following terms:
(A)	completion of the Initial Agreement will be subject to the following conditions:
•	the successful transfer of all rights and obligations of Unicom A Share Company under the Initial Agreement to Unicom or its subsidiaries; and

•	the approval of the Independent Unicom Shareholders of the Further Agreement (as defined below).
The Initial Agreement would therefore only be implemented with the approval of the Independent Unicom Shareholders (in addition to the approval of the independent shareholders of Unicom A Share Company); and
(B)	Unicom Group or its subsidiaries (not including Unicom A Share Company or any of its subsidiaries) will agree and acknowledge in the Initial Agreement that all rights and obligations under the Initial Agreement can be transferred to Unicom or its subsidiaries and no further consent from Unicom Group or its subsidiaries for such transfer is required; and
(ii)	the entering into of a further agreement between Unicom A Share Company and Unicom or its subsidiaries (the “Further Agreement”) to transfer all the rights and obligations of Unicom A Share Company under the Initial Agreement to Unicom or its subsidiaries. The Further Agreement will constitute a connected transaction of Unicom under the Hong Kong Listing Rules, but not a connected transaction of Unicom A Share Company requiring independent shareholders’ approval under PRC laws and regulations and the listing rules of the Shanghai Stock Exchange.
The Further Agreement, being a connected transaction of Unicom, will be submitted to the Independent Unicom Shareholders for approval at the same time as the Initial Agreement is submitted to the independent shareholders of Unicom A Share Company for approval.

Possible Option Waiver and Lease Termination Agreement and Transfer Agreement
Pursuant to the 2-Step Approach described above, it is expected that the following agreements will be entered into:
(i)	Unicom Group, Unicom New Horizon and Unicom A Share Company will enter into the Option Waiver and Lease Termination Agreement pursuant to which Unicom A Share Company will waive or procure the waiver by CUCL of its right to exercise the CDMA Network Purchase Option and the parties will agree to terminate or procure the termination of the Unicom CDMA Lease, in each case with effect from the Completion Date, on the basis that Unicom A Share Company has the right to transfer its rights and obligations to CUCL and subject to the approval of the independent shareholders of Unicom A Share Company; and

(ii)	Unicom A Share Company and CUCL are expected to enter into the Transfer Agreement pursuant to which Unicom A Share Company will agree to transfer all of its rights and obligations under the Option Waiver and Lease Termination Agreement to CUCL, subject to the approval of the Independent Unicom Shareholders.
The Option Waiver and Lease Termination Agreement and the Transfer Agreement, being part of the Detailed Transaction Agreements, are expected to be entered into between the respective parties after the CDMA Business Framework Agreement has been entered into.
(b)	Possible Lease of Capacity on the CDMA Network by Telecom from Telecom Group
It is expected that, at or around the same time when the CDMA Business Disposal Agreement and CDMA Network Disposal Agreement are entered into, Telecom and Telecom Group will enter into the Telecom CDMA Lease pursuant to which Telecom will lease Capacity on the CDMA Network from Telecom Group.
4.	REASONS FOR, AND BENEFITS OF, THE CDMA BUSINESS DISPOSAL
Unicom and its subsidiaries provide a comprehensive range of telecommunications services in China, which include GSM and CDMA cellular services. Both the GSM and CDMA businesses have experienced significant growth over the past few years with the total number of subscribers reaching 120.6 million and 41.927 million, respectively, as at 31 December 2007. As the GSM and CDMA businesses have grown and achieved significant scale, the operational complexity and challenges associated with operating two networks, which encompass two different technology standards have substantially increased. Moreover, as they have grown in scale, each of the GSM and CDMA businesses has increasingly placed significant demands on Unicom with regard to its management and financial resources.

On 24 May 2008, the Ministry of Industry and Information, the National Development and Reform Commission and the Ministry of Finance issued a joint announcement regarding the reform of the structure of the telecommunications sector, which encourages the formation of three market competitors with full service operation capabilities including both wireless and wireline capabilities. As per this joint announcement, Telecom has been encouraged to acquire Unicom’s CDMA business (including assets and subscribers). This joint announcement has created an opportunity and a favorable environment for Unicom to address the abovementioned growing challenges, and to redeploy resources to enhance its focus on the development of quality communications service offerings.
In recent years, Unicom’s GSM business has become the most significant contributor to Unicom’s financial and operational performance. In the interest of decreasing the complexity facing Unicom’s operations and management, deploying resources to enhance focus on the development of Unicom’s GSM business and relevant brands so as to maximize the shareholder value and return on investment, the directors of Unicom therefore propose to dispose of Unicom’s CDMA business. The disposal will better focus Unicom’s financial and operational resources on the enhancement of its GSM business and the future development of 3G services.
In addition, Unicom intends to merge with China Netcom to become a fully integrated telecommunications operator with increased scale and resources. The disposal of CDMA business will better position the merged surviving entity to execute a well-balanced business development plan, to enhance its long term competitiveness, and to achieve a more distinct strategic positioning. Details of the proposed merger between Unicom and China Netcom are set out in the separate announcement jointly issued by Unicom and China Netcom dated 2 June 2008.
The directors of Unicom believe that the terms of the CDMA Business Disposal are fair and reasonable and in the interests of the Unicom Shareholders as a whole.
5.	FINANCIAL EFFECTS OF THE CDMA BUSINESS DISPOSAL
Upon the Completion Date of the CDMA Business Disposal, under Hong Kong Financial Reporting Standards, Unicom is expected to realise an estimated gain before tax and net asset value adjustment of approximately RMB39.3 billion (approximately HK$44.2 billion). The estimated gain is recognized as the consideration for the CDMA Business Disposal minus the carrying net asset value of the CDMA Business as at 31 December 2007. The carrying net asset value of the CDMA Business is calculated as the CDMA Business’ total assets minus CDMA Business’ total liabilities as at 31 December 2007, net of any adjustment at the Delivery Date as agreed by Unicom and Telecom.
The gain expected to be recognised in the income statement of Unicom could be different from the estimated gain disclosed above due to the taxes to be incurred on the CDMA Business Disposal, possible adjustment to the consideration to be made in accordance with the mechanism set out in Section 1(b) headed “Consideration” of this Announcement, change in net asset value of the CDMA Business from 31 December 2007 to the Delivery Date, and the fact that the detailed items of the CDMA Business will be determined by Unicom, CUCL and Telecom after signing of the CDMA Business Framework Agreement and before the Delivery Date.

6.	USE OF PROCEEDS FROM THE CDMA BUSINESS DISPOSAL
The net proceeds from Unicom’s disposal of the CDMA Business are expected to be allocated for the following purposes:
(a)	further development of the GSM business to expand GSM network coverage and improve customer service quality, as well as future introduction and implementation of 3G technology and related businesses when Unicom is granted a 3G licence;

(b)	reduction in Unicom and its subsidiaries’ debt in order to decrease Unicom and its subsidiaries’ financing costs; and

(c)	funding working capital and other general corporate purposes.
As of the date of this announcement, no specific funds allocation to the above possible purposes has been determined. This possible use of proceeds may change in light of Unicom’s evolving business needs and conditions and management requirements. In the event that any part of Unicom’s business plans change or do not proceed as planned, the directors of Unicom will carefully evaluate the situation and may adjust the intended use of proceeds and/or hold the funds on short-term deposits and/or invest in money-market instruments. All decisions will be made with the intent of achieving the best interests of Unicom and the Unicom Shareholders. To the extent that the net proceeds from the disposal are not immediately used for the purposes described above, they will be placed on deposit with banks or other financial institutions or held in other treasury intents. Unicom will make a further announcement if there is any change in the use of proceeds that is different from the above possible purposes.
7.	INFORMATION ON THE CDMA BUSINESS
At present, Unicom operates the mobile communication business of the CDMA Business on an exclusive basis in 31 provinces, directly controlled municipalities and autonomous regions of China, and has established CDMA international roaming services with 25 operators in a total of 17 countries and regions.
According to the Annual Report of Unicom for 2007, as of 31 December 2007, the total number of CDMA subscribers of Unicom amounted to 41.927 million, of which 38.622 million were post-paid subscriber. In 2007, the total MOU of CDMA subscribers and the average MOU per subscriber per month for CDMA service reached 125.43 billion minutes and 263 minutes, respectively, and the ARPU for CDMA service was RMB58.1. For the three months ended 31 March 2008, the average MOU per subscriber per month for CDMA amounted to 238.4 minutes and the ARPU for CDMA service was RMB53.3.

According to Unicom’s management accounts prepared in accordance with the Hong Kong Financial Reporting Standards, the CDMA Business’ total assets were RMB6.09 billion and RMB7.75 billion as of 31 December 2006 and 2007, respectively. The CDMA Business’ profit before income tax were RMB1,010 million and RMB870 million for the year ended 31 December 2006 and 2007, respectively. For the purpose of this paragraph only, (i) the total assets of the CDMA Business do not include the value attributable to certain CDMA and GSM shared base stations to be agreed between CUCL and Telecom, and (ii) total assets and profit before income tax of China Unicom (Macau) Company Limited and Unicom Huasheng Telecommunications Technology Company Limited are not taken into account.
8.	INFORMATION ON UNICOM
The principal activities of Unicom are investment holding and Unicom’s subsidiaries are principally engaged in the provision of GSM and CDMA cellular, long distance, data and internet services in the PRC.
To the best of the knowledge, information and belief of the directors of Unicom, having made all reasonable enquiries, Telecom and its ultimate beneficial owner are third parties independent of Unicom and the connected persons of Unicom.
9.	INFORMATION ON TELECOM
Telecom and its subsidiaries are engaged in the provision of wireline telecommunications and related services in the PRC and offers a comprehensive range of wireline telecommunications services to residential and business customers, including local, domestic long distance and international long distance telephone services, internet and managed data, leased line, and other related services.
10.	HONG KONG LISTING RULES IMPLICATIONS FOR UNICOM
The CDMA Business Disposal will constitute a possible major transaction for Unicom under Chapter 14 of the Hong Kong Listing Rules and will be subject to the approval of the Unicom Shareholders. As Unicom BVI will be regarded as having a material interest in the CDMA Business Disposal, Unicom BVI and its associates will abstain from voting on the resolution to approve the CDMA Business Disposal. To the extent the board of directors of Unicom is aware, there is no prior transactions between Unicom and/or its subsidiaries and Telecom and/or its ultimate beneficial owner that requires aggregation under Rule 14.22 of the Hong Kong Listing Rules.
Unicom Group is the ultimate parent company of Unicom and, as at the date of this Announcement, Unicom Group indirectly controls approximately 71.18% of the issued share capital of Unicom through its shareholdings in Unicom A Share Company and Unicom BVI. Unicom BVI directly holds a 71.18% shareholding in Unicom.
The possible Transfer Agreement pursuant to which CUCL, a wholly-owned subsidiary of Unicom, will assume all of the rights and obligations of Unicom A Share Company under the Option Waiver and Lease Termination Agreement will constitute a possible connected transaction for Unicom and will be subject to the reporting, announcement and independent shareholders’ approval requirements under Chapter 14A of the Hong Kong Listing Rules. As Unicom BVI, the subsidiary of Unicom A Share Company, is the controlling shareholder of Unicom and will be regarded as having a material interest in the Transfer Agreement, Unicom BVI and its associates will abstain from voting on the resolution to approve the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease pursuant to the Transfer Agreement.

An independent board committee of Unicom comprising all independent non-executive directors of Unicom who have no material interests in the Transfer Agreement has been established to advise the Independent Unicom Shareholders and an independent financial adviser will be appointed to advise the independent board committee of Unicom and the Independent Unicom Shareholders, in each case on the terms of the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease pursuant to the Transfer Agreement if the Transfer Agreement is entered into by Unicom.
A circular containing, amongst others, details of the terms of the CDMA Business Disposal, the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease, the letters of advice from the independent board committee of Unicom and the independent financial adviser and the notice of an extraordinary general meeting of Unicom to approve the CDMA Business Disposal, the waiver of the CDMA Network Purchase Option and the termination of the Unicom CDMA Lease will be despatched to the Unicom Shareholders as soon as practicable after the Detailed Transaction Agreements are entered into.
11.	SUSPENSION AND RESUMPTION OF TRADING
At the request of Unicom, trading in the Unicom Shares on the Hong Kong Stock Exchange was suspended from 12:26 p.m. on 23 May 2008 (Hong Kong time) and trading in the Unicom ADSs on the New York Stock Exchange was suspended from 9:30 a.m. on 23 May 2008 (New York time). An application has been made by Unicom to the Hong Kong Stock Exchange for the resumption of trading in Unicom Shares from 9:30 a.m. on 3 June 2008 (Hong Kong time). It is expected that trading in Unicom ADSs on the New York Stock Exchange will resume on either 2 June 2008 or 3 June 2008.
WARNING: As there are conditions to be satisfied before Unicom and Telecom will proceed with the CDMA Business Disposal, the issue of this Announcement should not be regarded in any way as implying that Unicom and Telecom will proceed with the CDMA Business Disposal. Therefore, holders of Unicom Shares, Unicom ADSs and investors generally should exercise caution when dealing in the Unicom Shares or Unicom ADSs.
All statements, other than statements of historical facts included in this Announcement, are or may be forward-looking statements. Forward-looking statements include, but are not limited to, those using words such as “seek”, “expect”, “anticipate”, “estimate”, “believe”, “intend”, “project”, “plan”, “strategy”, “forecast” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “may” and “might”. These forward-looking statements reflect Unicom’s current expectations, beliefs, hopes, intentions or strategies regarding the future and assumptions in light of currently available information. Such forward-looking statements are not guarantees of future performance or events and involve known or unknown risks and uncertainties. Accordingly, actual results may differ materially from information contained in the forward-looking statements as a result of a number of factors, including, without limitation, any changes in the regulatory regime and significant policies for the PRC telecommunications industry, including changes in the structure or functions of the primary industry regulator, the Ministry of Industry and Information (which has assumed the regulatory functions of the former Ministry of Information Industry) or any in the regulatory policies of the Ministry of Industry and Information, the State-owned Assets Supervision and Administration Commission and other relevant government authorities of the PRC; any decisions by the PRC government in relation to the technology standards and licenses of third generation mobile telecommunication; the results of the ongoing restructuring of the PRC telecommunications industry; the effectiveness of Unicom’s restructuring; any changes in the effects of competition on the demand and price of the Unicom’s telecommunications services; any changes in telecommunications and related technologies and applications based on such technologies; and any changes in political, economic, legal and social conditions in the PRC including the PRC government’s policies with respect to economic growth, consolidations or restructuring of and other structural changes in the PRC telecommunications industry, foreign exchange, foreign investment and entry by foreign companies into the PRC telecommunications market. Shareholders and investors should not place undue reliance on such forward-looking statements, and Unicom does not undertake any obligation to update publicly or revise any forward-looking statements.
12.	DEFINITIONS
In this Announcement, unless the context otherwise requires, the following expressions have the meanings set out below:

“2-Step Approach”	the approach to be adopted in the entering into of all connected transactions of Unicom that require the approval of the Independent Unicom Shareholders, details of which are set out in the section headed “Relevant Possible Transactions — Possible Waiver of the CDMA Network Purchase Option and Termination of the Unicom CDMA Lease by CUCL — Details of the 2-Step Approach”

“3G”	third generation mobile system, next generation of mobile network infrastructure that utilizes the 2GHz spectrum

“ADSs”	American Depositary Shares

“Announcement”	this announcement dated 2 June 2008

“ARPU”	Average Revenue Per User

“associate”	has the meaning given to it in the Hong Kong Listing Rules

“Authorisations”	all necessary authorisations, registrations, filings, rulings, consents, permissions and approvals

“Capacity”	capacity on the constructed CDMA Network measured in terms of total number of subscribers

“CDMA”	Code Division Multiple Access technology, which is a digital transmission technology that accommodates higher throughput by using various coding sequences to mix and separate voice and data signals for wireless communication

“CDMA Business”	the CDMA mobile telecommunications business, and its related assets (including certain CDMA and GSM shared base stations to be agreed between CUCL and Telecom) and liabilities owned and operated by CUCL as at the Completion Date, the detailed items of which will be determined by Unicom, CUCL and Telecom after signing of the CDMA Business Framework Agreement and before the Delivery Date

“CDMA Business Disposal”	the proposed sale by CUCL of the CDMA Business to Telecom

“CDMA Business Disposal Agreement”	the definitive agreement proposed to be entered into between Unicom, CUCL and Telecom relating to the CDMA Business Disposal

“CDMA Business Framework Agreement”	the framework agreement dated 2 June 2008 entered into between Unicom, CUCL and Telecom relating to the CDMA Business Disposal

“CDMA Network”	all assets on the balance sheet of Unicom New Horizon as at the completion date of the CDMA Network Disposal, and intellectual property rights that are only relevant to the CDMA Business and are owned by and/or licensed to Unicom Group, as well as such other intellectual property rights related to the CDMA Business to be identified in the CDMA Network Disposal Agreement

“CDMA Network Disposal”	the proposed sale by Unicom Group and Unicom New Horizon of the CDMA Network to Telecom Group

“CDMA Network Disposal Agreement”	the definitive agreement proposed to be entered into between Unicom Group, Unicom New Horizon and Telecom Group relating to the CDMA Network Disposal

“CDMA Network Framework Agreement”	the framework agreement dated 2 June 2008 entered into between Unicom Group, Unicom New Horizon and Telecom Group relating to the CDMA Network Disposal

“CDMA Network Purchase Option”	the option granted by Unicom New Horizon to CUCL to purchase the CDMA Network pursuant to the terms set out in the Unicom CDMA Lease

“CDMA Service Revenue”	the service revenue generated by Unicom in the course of operating its CDMA telecommunications business, exclusive of the total revenue from the sale of telecommunications products

“China Netcom”	China Netcom Group Corporation (Hong Kong) Limited, a company incorporated in Hong Kong with limited liability, whose shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“Completion Date”	the date falling within 3 days after the Unconditional Date, and being the date of the first instalment payment of the consideration for the CDMA Business Disposal

“connected person”	has the meaning given to it in the Hong Kong Listing Rules

“CUCL”	China Unicom Corporation Limited, a company incorporated in the PRC with limited liability and a wholly-owned subsidiary of Unicom

“Delivery Date”	the date of essential delivery of the CDMA Business and all relevant documentation by CUCL to Telecom

“Detailed Transaction Agreements”	detailed transaction agreements to be entered into by the respective parties thereto, which include the CDMA Business Disposal Agreement, the Option Waiver and Lease Termination Agreement, the Transfer Agreement, the CDMA Network Disposal Agreement and the Telecom CDMA Lease

“Final Date”	31 March 2009, and being the date before which the final instalment payment of the consideration for the CDMA Business Disposal is due

“GSM”	global cellular system for mobile communications, a digital mobile cellular telephone system operating in the 900 MHz, 1800 MHz and 1900 MHz frequency band based on digital transmission and cellular network architecture with roaming

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“HKFRS”	Hong Kong Financial Reporting Standard

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China

“Hong Kong Listing Rules”	the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Independent Telecom Shareholders”	the Telecom Shareholders other than Telecom Group and its associates

“Independent Unicom Shareholders”	the Unicom Shareholders other than Unicom BVI and its associates

“MHz”	Megahertz, a unit of measure of frequency; 1MHz is equal to one million cycles per second

“MOU”	minutes of usage

“Option Waiver and Lease Termination Agreement”	the agreement expected to be entered into between Unicom Group, Unicom New Horizon and Unicom A Share Company (the rights and obligations of Unicom A Share Company under that agreement to be subsequently transferred to CUCL) pursuant to which Unicom A Share Company will waive or procure the waiver by CUCL of its right to exercise the CDMA Network Purchase Option and the parties will agree to terminate or procure the termination of the Unicom CDMA Lease, in each case with effect from the Completion Date

“PRC”	the People’s Republic of China

“RMB”	Renminbi, the lawful currency of the PRC

“Seconded Employees”	employees employed by third parties and working on secondment for CUCL

“Telecom”	China Telecom Corporation Limited, a joint stock limited company incorporated in the PRC with limited liability, whose shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“Telecom CDMA Lease”	a lease agreement expected to be entered into between Telecom and Telecom Group pursuant to which Telecom Group will agree to lease Capacity on the CDMA Network to Telecom

“Telecom Group”	China Telecommunications Corporation, a state-owned enterprise established under the laws of the PRC

“Telecom Shareholders”	the shareholders of Telecom

“Telecom Shares”	overseas listed foreign invested shares in Telecom’s registered capital with a par value of RMB1.00 each

“Transfer Agreement”	the transfer agreement expected to be entered into between Unicom A Share Company and CUCL pursuant to which Unicom A Share Company will agree to transfer all of its rights and obligations under the Option Waiver and Lease Termination Agreement to CUCL

“Unconditional Date”	the day on which all of the CDMA Business Conditions have been satisfied or waived

“Unicom”	China Unicom Limited, a company incorporated in Hong Kong with limited liability, whose shares are listed on the Hong Kong Stock Exchange and whose ADSs are listed on the New York Stock Exchange

“Unicom A Share Company”	China United Telecommunications Corporation Limited, a company incorporated in the PRC with limited liability, whose shares are listed on the Shanghai Stock Exchange and a company in which Unicom Group holds a 60.75% equity interest

“Unicom ADSs”	ADSs which are issued by The Bank of New York and traded on the New York Stock Exchange, each representing ownership of 10 Unicom Shares

“Unicom BVI”	China Unicom (BVI) Limited, a company incorporated in the British Virgin Islands in which Unicom Group holds a 17.9% equity interest and Unicom A Share Company holds a 82.1% equity, and the immediate controlling shareholder of Unicom

“Unicom CDMA Lease”	the CDMA lease agreement dated 26 October 2006 entered into between Unicom A Share Company (the rights and obligations of Unicom A Share Company under that agreement were subsequently transferred to CUCL), Unicom New Horizon and Unicom Group, pursuant to which Unicom New Horizon agreed to lease Capacity on the CDMA Network to CUCL

“Unicom Group”	China United Telecommunications Corporation, a state-owned enterprise established under the laws of the PRC

“Unicom New Horizon”	Unicom New Horizon Mobile Telecommunications Company Limited, a company incorporated in the PRC with limited liability and a wholly-owned subsidiary of Unicom Group

“Unicom Shareholders”	the shareholders of Unicom

“Unicom Shares”	ordinary shares of HK$0.10 each in the capital of Unicom
This Announcement contains translations between Renminbi and Hong Kong dollar amounts at RMB0.890 = HK$1.00, being the exchange rate prevailing on 30 May 2008. The translations should not be taken as a representation that the Renminbi could actually be converted into Hong Kong dollars at that rate or at all.

As at the date of this Announcement, the board of directors of Unicom comprises Chang Xiaobing, Tong Jilu, Li Gang and Zhang Junan as executive directors, Lu Jianguo and Lee Suk Hwan as non-executive directors and Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming as independent non-executive directors.
By order of the board of
China Unicom Limited
Chu Ka Yee
Company Secretary
Hong Kong, 2 June 2008